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                                                                      EXHIBIT 21




                       SUBSIDIARIES OF BLAIR CORPORATION

Blair Holdings Incorporated (a Delaware corporation)
Allegheny Woodlands Factoring Company (a Delaware corporation)
Blair Payroll LLC (a Delaware corporation)
Allegheny Woodlands Credit Services Corp. (a Delaware corporation) Blair International Holding, Inc. (a Delaware corporation)
Blair International Limited (a Hong Kong corporation)
Blair International Singapore Pte. Ltd. (a Singapore corporation)